Exhibit 99.1

INVO Bioscience and idsMED Group Enter Distribution Agreement for Malaysia

●	Malaysia represents significant addressable market opportunity with approximately 10% of the population suffering from infertility.

●	idsMED is one of the largest and most well-respected medical solutions providers in the region.

●	Product registration is already complete, with initial product deployment expected for the first quarter of 2021.

SARASOTA, Florida – November 25, 2020 -- INVO Bioscience, Inc. (Nasdaq: INVO) (the “Company”) developers of INVOcell®, the world's only in vivo Intravaginal Culture System, entered into an exclusive distribution agreement with idsMED Group to distribute the INVOcell system to Malaysia. idsMED, with its extensive distribution network, is one of the leading integrated medical solutions providers of equipment, consumables and services in Asia Pacific.

“We are excited to partner with idsMED Group to distribute the INVOcell system in Malaysia” commented Steve Shum, CEO of INVO Bioscience. “This agreement extends the addressable market of INVOcell with one of the region’s largest and in our opinion most well-respected medical solutions providers. With more than 1700 employees, a network of 10,000 healthcare institutions and representing over 200 global medical brands in equipment and consumables, we believe idsMED Group is an ideal partner to expand INVOcell’s adoption in this key region of the world.”

The INVOcell system is a novel fertility treatment that uses a woman's own body as a natural incubator during fertilization and early embryo development. The IVC (Intra-Vaginal Culture) process using the INVOcell is cost-effective and has shown highly effective pregnancy rates and may have the ability to significantly increase patient access. The Company further believes the INVOcell system helps eliminate the need for costly infrastructure and overhead associated with IVF, one of the primary hindering factors to fertility treatment capacity.

According to idsMED, the addition of fertility treatment to their expansive suite of services is an important initiative. idsMED intends to work with physicians in Malaysia to begin offering INVOcell to the large, underserved patient population suffering from infertility.

The agreement between idsMED and INVO Bioscience provides idsMED distribution exclusivity in the country of Malaysia assuming certain minimum purchase obligations are achieved. The product received country registration earlier this year. Following standard training protocols, idsMED and INVO Bioscience expect product deployment to occur in the first quarter of 2021.

Since January 2019, INVO Bioscience has signed commercialization agreements in the United States, India, Mexico, as well as parts of Africa and Eurasia for the INVOcell device. The Company believes the worldwide fertility treatment market is severely underserved with only 1% to 2% of the estimated 150 million infertile couples being treated and is a market in need of an affordable and scalable solution to help expand care, something INVOcell can help address.

About idsMED Group

idsMED Group is one of the largest integrated solutions providers of medical equipment, supplies and services in Asia. idsMED Group has an extensive distribution network covering various healthcare institutions including government and private hospitals, day surgery centers, specialist and primary care clinics, laboratories and nursing homes.

idsMED Group represents world-leading medical brands, providing one-stop solution covering marketing, sales, biomedical engineering services and clinical support. Leveraging on its single, regional IT platform, idsMED Group also offers effective inventory management and logistics services. idsMED Group provides a comprehensive and one-stop solution to its customers with a focus on a number of key specialties including Fertility, O&G and Peri-Natal, Intensive Care, Infection Control, Diagnostic Imaging, Cardio Vascular, , Wound Management, Aesthetic, Anesthesiology, Dental, Ear-Nose-Throat, Emergency Care, Infection Control, Gastroenterology, General Surgery, Geriatric Medicine, Healthcare Education, Laboratory, Medical Consumables, Medical Facility, Medical IT, Oncology, Ophthalmology, Orthopedic, Patient Support System, Physio and Rehab, Primary Care, Respiratory Care, Surgical Workplace, Veterinary and Biomedical Engineering.

July 2011 marked the inception of idsMED Group, when the Fung Group acquired the Medical Consumables business from the IDS Group as a private and independently managed business.

About INVO Bioscience

INVO Bioscience, Inc. (Nasdaq: INVO) ("INVO") is an innovative medical device company developing solutions for the global infertility industry. INVO's goal is to increase access to care and expand fertility treatment across the globe while seeking to lower the cost and increase the availability of care. INVO's lead commercial product, the INVOcell, is a patented Assisted Reproductive Technology (ART) used in the treatment of infertility. The INVOcell device and procedure is unique as the first Intravaginal Culture (IVC) system in the world used for the natural in vivo incubation of eggs and sperm during fertilization and early embryo development. As an alternative to traditional in Vitro Fertilization (IVF), the revolutionary in vivo method of vaginal incubation offers patients a more natural and intimate experience. INVO Bioscience is headquartered in Sarasota, FL. For more information, please visit http://invobioscience.com/

Safe Harbor Statement

This release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company invokes the protections of the Private Securities Litigation Reform Act of 1995. All statements regarding our expected future financial position, results of operations, cash flows, financing plans, business strategies, products and services, competitive positions, growth opportunities, plans and objectives of management for future operations, as well as statements that include words such as "anticipate," "if," "believe," "plan," "estimate," "expect," "intend," "may," "could," "should," "will," and other similar expressions are forward-looking statements. All forward-looking statements involve risks, uncertainties and contingencies, many of which are beyond our control, which may cause actual results, performance, or achievements to differ materially from anticipated results, performance, or achievements. Factors that may cause actual results to differ materially from those in the forward-looking statements include those set forth in our filings at www.sec.gov. We are under no obligation to (and expressly disclaim any such obligation to) update or alter our forward-looking statements, whether as a result of new information, future events or otherwise.

For more information, please contact:

INVO Bioscience
Steve Shum, CEO
978-878-9505
steveshum@invobioscience.com

Investors
Lytham Partners, LLC
Robert Blum
602-889-9700
INVO@lythampartners.com